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                                                                    EXHIBIT K.11

                              REVOLVING CREDIT NOTE

$75,000,000                                                     October 28, 2005

         For value received, the undersigned, TORTOISE ENERGY CAPITAL CORPORATION, a Maryland corporation (the "Borrower"), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"; which term shall include any subsequent holder hereof), in lawful money of the United States of America, without setoff, deduction or counterclaim, the principal sum of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) or, if different, the principal amount outstanding under Section 2.2 of the Credit Agreement referred to below.

         This Revolving Credit Note (the "Note") is the Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated as of or on or about October 18, 2005, between the Borrower and the Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the "Credit Agreement"). To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.

         Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this of this Note shall be payable as provided in the Credit Agreement. The Borrower's right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.

         The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.

         Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.

         This Note ("New Note") amends, restates and replaces, but shall not act as a novation of the indebtedness evidenced by, the Revolving Credit Note, dated October 18, 2005, from the Borrower, as maker, to the Bank, as payee, in the stated principal amount of $65,000,000 (the "Old Note"). All liens and security interests securing the Old Note are hereby renewed, extended, preserved and carried forward to secure the payment of the New Note.

         This Note shall be governed by the laws of the State of Kansas, without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction.

                           [signature page to follow]



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                  IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

                                             TORTOISE ENERGY CAPITAL CORPORATION



                                             By: /s/ Terry Matlack
                                                 -------------------------------
                                             Name: Terry Matlack
                                             Title: CFO